Exhibit 10.10

EXECUTION COPY

MORTGAGE LOAN PURCHASE AGREEMENT
by and between

REVERSE MORTGAGE SOLUTIONS, INC.,
as Seller

and

REVERSE MORTGAGE FUNDING LLC,
as Purchaser

dated as of

June 13, 2018
Buyout Home Equity Conversion Mortgage Loans
(Servicing Released)

TABLE OF CONTENTS
Page

ARTICLE I	DEFINITIONS 1

ARTICLE II	CLOSING; TERMS AND CONDITIONS 7

Section 2.01	Agreement of Sale 7

Section 2.02	Gap Period Payment 8

Section 2.03	Entitlement to Payments on the HECM Loans 8

Section 2.04	Payment of Costs and Expenses 8

Section 2.05	MERS Loans and the MERS System 9

Section 2.06	Document Delivery 9

ARTICLE III	REPRESENTATIONS AND WARRANTIES 10

Section 3.01	Representations and Warranties Respecting Seller 10

Section 3.02	Representations and Warranties Respecting the HECM Loans 11

Section 3.03	Disclaimer of Representations and Warranties Expressed Herein 17

Section 3.04	Remedies for Breach of Representations and Warranties 18

Section 3.05	Representations, Warranties and Covenants Respecting Purchaser 20

Section 3.06	Indemnification 23

Section 3.07	Third Party Claims 23

Section 3.08	HMDA Reporting 24

ARTICLE IV	LITIGATION CLAIMS AGAINST SELLER; ADVANCE FACILITIES 24

Section 4.01	Litigation Claims Against Seller 24

ARTICLE V	MISCELLANEOUS 25

Section 5.01	Notices 25

Section 5.02	Sale Treatment 26

Section 5.03	Exhibits 26

Section 5.04	General Interpretive Principles 26

Section 5.05	Reproduction of Documents 27

Section 5.06	Further Assurances 27

Section 5.07	Assignment of HECM Loans by Purchaser; Securitization Cooperation 27

Section 5.08	Waiver; Amendment 28

Section 5.09	Governing Law; Forum 28

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Table of Contents
(continued)
Page

Section 5.10	Waiver of Jury Trial 29

Section 5.11	Severability Clause 29

Section 5.12	Successors; No Third Party Beneficiaries 29

Section 5.13	Confidentiality 29

Section 5.14	Entire Agreement 31

Section 5.15	Execution in Counterparts 31

EXHIBITS

EXHIBIT A    COLLATERAL DOCUMENTS

EXHIBIT B	FORM OF POWER OF ATTORNEY

ii

MORTGAGE LOAN PURCHASE AGREEMENT
This Mortgage Loan Purchase Agreement is made and entered into as of June 13, 2018 (the “Agreement”), by and between Reverse Mortgage Funding LLC (“Purchaser”), and Reverse Mortgage Solutions, Inc. (“Seller”).
RECITALS
Purchaser has agreed to purchase from Seller and Seller has agreed to sell to Purchaser on a servicing-released basis all of Seller’s right, title and interest in and to those certain HECM Loans identified on the Mortgage Loan Schedule as being sold by it hereunder.
This Agreement is intended to set forth the terms and conditions by which Seller shall sell and transfer and Purchaser shall purchase and acquire the HECM Loans. Purchaser and Seller shall enter into the Subservicing Agreement pursuant to which Seller, subject to the conditions set forth herein, shall continue to service the HECM Loans on behalf of Purchaser following the Closing Date.
In consideration of the mutual promises herein set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, Seller and Purchaser agree as follows:
ARTICLE I

DEFINITIONS
Unless the context requires otherwise, all capitalized terms used herein shall have the meanings assigned to such terms in this Article I unless defined elsewhere herein.
“Advances” mean all customary, reasonable and necessary “out of pocket” costs and expenses advanced by Seller as servicer in respect of the HECM Loans in accordance with Applicable Requirements or otherwise as consistent with prudent mortgage servicing practices, including but not limited to, payments of property taxes, homeowners association dues and other items that create a lien on a Mortgaged Property, payment of insurance, payments for field visits, property inspections, legal fees, appraisals, broker price opinions, curative title fees and costs, bankruptcy expenses, and for the securing and maintenance of the Mortgaged Property in the event of a foreclosure and subsequent sale, but excluding all payments to a Mortgagor under the terms of the related Collateral Documents, all to the extent that such amounts have not been recovered by Seller from the applicable Agency or the current owner of the HECM Loans.
“Agency”: FHA and HUD, as applicable.
“Ancillary Fees” means all fees derived from the HECM Loans, including but not limited to, fees received with respect to checks or bank drafts returned by the related bank for non-sufficient funds, FHA incentive fees payable to a subservicer and all other incidental fees and charges to the extent commonly considered ancillary income in the reverse mortgage servicing industry each to the extent permitted under Applicable Requirements, but excluding servicing fees attributable to the HECM Loans.

“Applicable Requirements”: As of the time of reference and as applicable, (i) the terms of the Collateral Documents, with respect to each HECM Loan, (ii) all federal, state or local laws, rules, regulations, ordinances or statutes of any governmental entity, in each case, applicable to sale, purchase, ownership, foreclosure, servicing, insuring or guaranteeing of any HECM Loan at the relevant time, (iii) all Orders applicable to any HECM Loan or Servicing Right, and (iv) all legal and contractual obligations to or with any Agency applicable to the servicing of any HECM Loan, including applicable HUD HECM Guidelines.
“Assignment”: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to Purchaser (which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering the HECM Loans secured by Mortgaged Properties located in the same jurisdiction, if permitted by law).
“Business Day”: Any day other than (i) a Saturday or Sunday, (ii) a day that is a statutory holiday under the laws of the United States or the State of New York, (iii) a day on which banking and savings and loan institutions in the states where the parties are located, are authorized or obligated by law or executive order to be closed or (iv) a day on which banking and savings and loan institutions in the State of New York are authorized or obligated by law or executive order to be closed.
“Closing Date”: The date of this Agreement.
“Closing Date Payment”: As defined in Section 2.01(b) hereunder.
“Collateral Documents”: The collateral documents pertaining to each HECM Loan as set forth in Exhibit A hereto.
“Collateral File”: With respect to each HECM Loan, a file containing the Collateral Documents.
“Confidential Information”: As defined in Section 5.13 hereunder.
“Contested Litigation”: Any lawsuit or other dispute resolution mechanism (including but not limited to arbitration or mediation) involving a HECM Loan and in which a standalone lawsuit or a responsive claim (including but not limited to a counterclaim or third party claim filed in a judicial foreclosure action) is either (a) brought against Seller or its affiliates or (b) involves the origination, processing or servicing of any HECM Loan.
“Curtailment Event”: With respect to any HECM Loan, the failure of Seller or any prior servicer in respect of such HECM Loan to meet any one of the applicable requirements set forth in 24 C.F.R. 206.129(d)(2) and related FHA Regulations in compliance with the timeframes set forth in 24 C.F.R. 206.125 or 24 C.F.R. 206.127 and related FHA Regulations to the extent that such failure to meet any such timeframe (i) occurs prior to the Closing Date and (ii) results in a change in the amount of any FHA Insurance claims related to such HECM Loan.
“Curtailment Holdback”: As defined in the Pricing Side Letter.

“Curtailment Losses”: Any curtailment of debenture interest by FHA or self-curtailment by the applicable servicer that arises out of a Curtailment Event. For avoidance of doubt, the amount of curtailment of debenture interest shall be for the period from the Curtailment Event until the payment by FHA of the final supplemental claim.
“Curtailment Schedule”: As defined in the Pricing Side Letter.
“Credit File”: If and to the extent available as to each HECM Loan, the electronic file containing the documents relating to the origination and servicing of the HECM Loan.
“Custodian”: Deutsche Bank National Trust Company.
“Cut-off Date”: May 31, 2018.
“Document Defect”: As defined in Section 2.06 hereunder.
“Executive Order”: As defined in Section 3.02(u) hereunder.
“FHA”: The Federal Housing Administration or any successor thereto.
“FHA Insurance”: An insurance policy issued by the FHA with respect to a loan under the applicable section of the National Housing Act.
“FHA Loan”: A HECM Loan secured by a Mortgage insured by FHA under the provisions of the National Housing Act and the related FHA Regulations, as now and hereafter amended.
“FHA Regulations”: With respect to each FHA Loan, the regulations, rules and guidelines promulgated under the National Housing Act of 1934, as amended, which is Title 12 of U.S.C., Section 1701 et seq., and any related HUD or FHA issuances relating to such HECM Loans, including related handbooks, circulars, notices and mortgagee letters, each of which as may be amended from time to time.
“Funding Schedule”: As defined in the Pricing Side Letter.
“Gap Period”: As defined in Section 2.02 hereunder.
“HECM Loan”: Any home equity conversion mortgage loan or REO Property that is sold pursuant to this Agreement, as evidenced by such loan’s inclusion on the Mortgage Loan Schedule, which includes the related Collateral File, Credit File and all other rights, benefits, proceeds and obligations arising from or in connection with such loan, including the related Servicing Rights.
“HECM Program”: The HUD Home Equity Conversion Mortgage Program.
“HUD”: The United States Department of Housing and Urban Development or any successor thereto.

“HUD Handbook”: The HUD Home Equity Conversion Mortgage Handbook 4235.1 REV-1 and any subsequent revisions thereto.
“HUD HECM Guidelines”: Regulations promulgated by HUD under the National Housing Act, codified in 24 Code of Federal Regulations, and other HUD guidance relating to the HECM Loans, in each case, as may be amended from time to time, and including, without limitation, the HUD HECM Mortgagee Letters.
“HUD HECM Mortgagee Letters”: The letters published by HUD from time to time that, among other things, provide for the implementation and interpretation of, and describe policy matters relating to, the HECM Program and the HUD Handbook.
“Loss”: Any and all actual and out-of-pocket losses, damages, deficiencies, claims, fines, forfeitures, costs, penalties or expenses, including reasonable out-of-pocket attorneys’ fees and disbursements and excluding (i) any amounts attributable to or arising from overhead allocations, general or administrative costs and expenses, or any cost for the time of any party’s employees, (ii) consequential losses or damages consisting of speculative lost profits, lost investment or business opportunity, damage to reputation or operating losses, (iii) punitive or treble damages, (iv) ordinary deductions from the calculation of insurance or guaranty benefits by an Agency, including payment of interest by FHA at the debenture rate rather than the Mortgage Interest Rate and deductions for a portion of expenses and interest, and (v) appraisal based claim losses and related property preservation expenses.
“Loss Mitigation”: With respect to a HECM Loan, any payment plan modification or other such loss mitigation or foreclosure alternative efforts applicable to the HECM Loans.
“MERS”: Mortgage Electronic Registration Systems, Inc. or any successor or assign thereto.
“MERS Loan”: Any HECM Loan registered with MERS on the MERS System.
“MERS System”: The system of recording transfers of mortgages electronically maintained by MERS.
“Mortgage”: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note or a lien upon a leasehold estate of the related Mortgagor, as the case may be.
“Mortgage Interest Rate”: The annual rate at which interest accrues on any HECM Loan, as adjusted from time to time in accordance with the provisions of the related Mortgage Note, if applicable.
“Mortgage Loan Schedule”: As defined in the Pricing Side Letter.
“Mortgage Note”: With respect to a HECM Loan, the note or other evidence of the indebtedness of a Mortgagor under a HECM Loan, together with all riders thereto and amendments thereof, as the same may have been modified in accordance with any modification.

“Mortgaged Property”: The real property securing repayment of the debt evidenced by a Mortgage Note, including all buildings and fixtures thereon and all accessions thereto (including installations of mechanical, electrical, plumbing, heating and air conditioning systems located in or affixed to such buildings).
“Mortgagor”: The obligor on a Mortgage Note.
“National Housing Act”: The National Housing Act, 12 U.S.C. § 1716 et seq.
“OFAC Regulations”: As defined in Section 3.02(u) hereunder.
“Order”: Any preliminary or permanent order, injunction, judgment, decision, verdict, mandate, directive, decree, ruling, writ, assessment or other similar determination or finding by, before, or under the supervision of any governmental entity or arbitrator, in each case so long as the same remains in effect.
“Payoff Loans” As defined in Section 2.01(b) hereunder.
“Person”: Any individual, partnership, corporation, limited liability company, business entity, banking entity, joint stock company, trust, unincorporated organization, joint venture or other entity or a government or any political subdivision thereof.
“PIF Proceeds”: As defined in Section 2.01(b) hereunder.
“Pricing Side Letter”: That certain pricing side letter, dated as of the date hereof, between Seller and Purchaser.
“Principal Advances”:  With respect to any HECM Loan and any date of determination, the sum of (i) all scheduled payments made to the related Mortgagor under the terms of the HECM Loan documents and (ii) all unscheduled payments made to the related Mortgagor under the terms of the related HECM Loan documents.
“Purchase Price”: With respect to any HECM Loan, the purchase price to be paid by Purchaser for such HECM Loan, which shall equal the related Purchase Price Percentage for such HECM Loan multiplied by the sum of (i) the Stated Principal Balance and (ii) the Stated Advance Balance.
“Purchase Price Percentage”: As defined in the Pricing Side Letter.
“Related Mortgage Loan”: With respect to each REO Property, the related reverse mortgage loan.
“REO Property”: A Mortgaged Property acquired through foreclosure, deed in lieu of foreclosure, or other realization procedure.
“Repurchase Price”: With respect to any HECM Loan, a price equal to the sum of (a) the Purchase Price paid for such HECM Loan; plus (b) the aggregate amount of (i) any amounts added to the Stated Principal Balance of the HECM Loan since the Cut-off Date (with interest calculated at the note rate multiplied by the Purchase Price Percentage), (ii) all related unreimbursed Advances paid by Purchaser to Seller pursuant to Section 2.02 and the Subservicing Agreement (but not capitalized to the Stated Principal Balance of the HECM Loan since the Cut-off Date) and (iii) all servicing fees paid by Purchaser to Seller pursuant to the Subservicing Agreement after the Closing Date.
“RMS”: Reverse Mortgage Solutions, Inc., in its capacity as the subservicer of the HECM Loans from and after the Closing Date.
“Section 404 Notice”: A notice required by Section 404 of the Helping Families Save Their Homes Act of 2009, as may be amended from time to time.
“Securitization Transaction”: Any transaction involving either (1) a sale or other transfer of some or all of the HECM Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of home equity conversion mortgage loans consisting, in whole or in part, of some or all of the HECM Loans.
“Seller’s Actual Knowledge”: With respect to any representation or warranty, the actual knowledge of an officer of Seller with the title of Senior Vice President or Director, as applicable, or above in the area of its organization relevant to such representation or warranty and who has responsibility for the matter addressed by such representation or warranty, it being understood that any representation or warranty made to “Seller’s Actual Knowledge” is made solely to the extent that such person has actual knowledge of the matter being represented and does not imply or suggest that the representation is otherwise in fact correct.
“Servicing File”: With respect to each HECM Loan, the file retained by the servicer consisting of copies or originals of documents in the Collateral File related to such HECM Loan and any documents and servicing records gathered and retained in connection with the servicing of such HECM Loan.
“Servicing Rights”: The rights and responsibilities with respect to servicing the HECM Loans, including, but not limited to, any and all of the following: (a) all rights to service a HECM Loan in accordance with Applicable Requirements; (b) all rights to receive any compensation (including servicing fees) with respect to such servicing (including late fees, penalties, Ancillary Fees or similar payments); (c) all accounts and other rights to payment related to any of the property described in this paragraph; (d) possession and use of any and all Credit Files, Collateral Files, Servicing Files, servicing records, data, computer records, or other information pertaining to the HECM Loan or pertaining to the past, present or prospective servicing thereof; (e) all agreements or documents creating, defining or evidencing any such Servicing Rights and all rights of Seller thereunder; (f) all rights to reimbursement for any unreimbursed Advances as of the Cut-off Date, or other expenses and costs, on or after the Cut-off Date to which Seller, in its capacity as servicer, may be entitled pursuant to Applicable Requirements; and (g) all rights, powers and privileges incident to any of the foregoing.

“Stated Advance Balance”: With respect to each HECM Loan, the actual amount of unreimbursed Advances related to the HECM Loan as of the Cut-off Date, as set forth on the Funding Schedule.
“Stated Principal Balance”: With respect to each HECM Loan, the actual unpaid principal balance of the HECM Loan as of the Cut-off Date, as set forth on the Funding Schedule.
“Subservicing Agreement”: That certain whole loan subservicing agreement, dated as of the date hereof, between RMS and Purchaser, pursuant to which RMS will subservice and administer the HECM Loans on behalf of Purchaser from and after the Closing Date.
“Survival Period”: As defined in Section 3.04(a) hereunder.
“Third Party Claim”: As defined in Section 3.07(a) hereunder.
“Transaction Documents”: Collectively, the Subservicing Agreement and this Agreement.
“Whole Loan Transfer”: Any sale or transfer of some or all of the HECM Loans by Purchaser, other than a Securitization Transaction.
ARTICLE II

CLOSING; TERMS AND CONDITIONS
Section 2.01    Agreement of Sale.
(a)Upon the terms and subject to the conditions of this Agreement, including payment of the Closing Date Payment in accordance with Section 2.01(b) and entering into a Subservicing Agreement pursuant to Section 2.01(c) below, and subject to the Applicable Requirements, Seller hereby sells, conveys, transfers and assigns to Purchaser on the Closing Date all of its right, title and interest in, to and under the HECM Loans (including the related Servicing Rights) identified on the Mortgage Loan Schedule as being sold by it hereunder and Seller shall take such reasonable actions as may be necessary to transfer such rights, title and interest in the HECM Loans to Purchaser or its designee.
(b)On the Closing Date, Purchaser shall pay to Seller an amount equal to the sum of (i) the Purchase Price for the HECM Loans minus (ii) the Curtailment Holdback (the “Closing Date Payment”) by wire transfer in immediately available federal funds to the account designated by Seller and minus (iii) the total aggregate amount of payoff or liquidation proceeds (“PIF Proceeds”) received by Seller from the Cut-off Date through the third (3rd) Business Day prior to the Closing Date with respect to any loan that is listed on the Funding Schedule but not listed on the Mortgage Loan Schedule by virtue of such payoff or liquidation event (“Payoff Loans”). No later than ten (10) Business Days following the Closing Date, Seller shall remit to Purchaser the amount of any PIF Proceeds related to any Payoff Loans that are paid in full or liquidated during the three (3) Business Days immediately prior to the Closing Date.

(c)On the Closing Date, Purchaser and Seller shall enter into a mutually acceptable Subservicing Agreement pursuant to which Seller, subject to the conditions set forth herein, shall continue to service the HECM Loans on behalf of Purchaser following the Closing Date.
Section 2.02    Gap Period Payment.
No later than ten (10) Business Days following the Closing Date, Seller shall deliver to Purchaser a statement setting forth the amount of Advances made by Seller with respect to all HECM Loans identified on the Mortgage Loan Schedule for the period from the Cut-off Date through the Closing Date (the “Gap Period”). No later than thirty (30) calendar days after the receipt of the statement described in the previous sentence, provided that Seller has provided Purchaser access to its Navigator servicing system by the Closing Date and the applicable data reasonably necessary for Purchaser to reconcile the amount of Advances is included therein, Purchaser shall remit to Seller, in immediately available funds to an account designated by Seller, an amount equal to (x) 100% of such Advances applicable for the Gap Period, plus (y) an amount equal to the Subservicing Fees (as defined in the Subservicing Agreement) that would have been earned by Seller during the Gap Period had Seller acted as Subservicer during such time. If such information is not included in the Navigator system, Purchaser will not be obligated to remit to Seller any amounts with respect to such Advances until reasonable and customary evidence is made available to Purchaser (either through the Navigator system or otherwise) and Purchaser has reasonable time to review and reconcile such information. The parties shall work in good faith to resolve any discrepancies in such payment amount based upon the data set forth on the Funding Schedule, Mortgage Loan Schedule and any servicing reports made available to Purchaser after the Closing Date.  Seller shall be entitled to retain the Ancillary Income (as defined in the Subservicing Agreement) related to the HECM Loans and incurred during the Gap Period.
Section 2.03    Entitlement to Payments on the HECM Loans.
Purchaser shall be entitled to (a) all recoveries of principal collected after the related Cut-off Date, (b) all payments of accrued interest on the HECM Loans received after the Cut-off Date, (c) insurance proceeds collected in respect of the HECM Loans after the Cut-off Date and (d) all other monies collected or received after the Cut-off Date relating to or in connection with the HECM Loans. Any errors in calculating the Purchase Price at the Closing Date discovered within sixty (60) days following the Closing Date shall be corrected promptly upon discovery of the error and the appropriate payment shall be made by the party that benefitted from such errors to the party adversely affected by such errors.
Section 2.04    Payment of Costs and Expenses.
Purchaser and Seller shall each bear their own costs and expenses in connection with the purchase and sale of the HECM Loans including, without limitation, the legal fees and expenses of their respective attorneys and any due diligence expenses. Without limiting the generality of the foregoing, except as set forth in Section 3.05(s), Seller shall bear any and all costs and expenses incurred in connection with transferring title to the HECM Loans (which, for the avoidance of doubt includes any REO Property) from Seller to Purchaser (or its designee), including any MERS transfer or recording costs, costs of any Assignments and endorsements (including any costs in correcting any gaps in the chain of title), other recording fees (including, but not limited to, transfer taxes), and expenses related to the transfer of the HECM Loans to Purchaser (or its designee). If and to the extent necessary, Seller shall provide Purchaser with a reasonable number of executed Powers of Attorney in the form attached hereto as Exhibit B to be used by Purchaser as necessary for Purchaser to transfer title of any HECM Loans that are not MERS Loans to Purchaser in accordance with Applicable Requirements.
Section 2.05    MERS Loans and the MERS System.
Notwithstanding anything contained in this Agreement to the contrary, with respect to any MERS Loan sold to Purchaser by Seller pursuant to this Agreement, RMS shall cause the registration of such MERS Loan to be changed on the MERS System to reflect Purchaser, or its designee, as the beneficial owner of such MERS Loan; provided that Purchaser has provided RMS with its, or its designee’s, MERS organizational identification number. The foregoing obligation of RMS shall be in lieu of Seller delivering to Purchaser an Assignment for such MERS Loan.
Section 2.06    Document Delivery.
a.On or prior to the Closing Date, Seller shall (i) cause each Collateral File for each HECM Loan, to the extent in Seller’s possession or control, to be delivered to Purchaser or its custodian in accordance with instructions provided to Seller by Purchaser and (ii) provide each Credit File for each HECM Loan to Purchaser by providing access to the Navigator system. With respect to any Collateral File that is being held by a bailee (in connection with a foreclosure proceeding or otherwise), Seller covenants that the Collateral File shall be, on the Closing Date, either in Seller’s possession or in the possession of the related bailee and any breach of such covenant with respect to a document shall mean a Document Defect (as defined below) exists with respect thereto. Upon discovery by either Seller or Purchaser of any materially defective or missing document required to be included in a Collateral File (a “Document Defect”), the party discovering such Document Defect shall give prompt written notice to the other. The Purchaser, to the extent requested in writing by Seller, shall use reasonable efforts to assist Seller in curing any Document Deficiencies identified.
b.The parties acknowledge that after the Closing Date, Purchaser shall engage a document custodian (which shall be the custodian for the Securitization Transaction) to review each Collateral File and such custodian, in consultation with Purchaser, shall determine whether a Document Defect exists. Within ninety (90) days from receipt of written notice to Seller of a Document Defect, Seller shall use its commercially reasonable efforts to cure such breach in all material respects; provided, however that if Seller is diligently pursuing cure efforts with respect to any such breach upon expiration of such ninety (90) day period, but Seller is unable to cure such breach solely due to a delay caused by any recorder’s office with respect to trailing loan documents, such cure period shall be extended for an additional thirty (30) days to allow Seller to continue to cure such breach in all material respects (the “Defect Cure Period”). If any such Document Defect cannot be cured by the expiration of the applicable Defect Cure Period and such Document Defect results in (a) a material delay on the Purchaser’s (or its designee’s) ability to realize upon the related Mortgaged Property or REO Property or (b) the inability of the Purchaser (or its servicer or designee) to foreclose upon the related Mortgaged Property, Seller shall, at its option, either (i) indemnify

Purchaser for any Losses resulting from the Document Defect or (ii) repurchase such HECM Loan, at the Repurchase Price.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Section 3.01    Representations and Warranties Respecting Seller.
Seller represents, warrants and covenants to Purchaser that as of the Closing Date:
(a)    Seller is a corporation duly formed and validly existing under the laws governing its creation and existence, is in material compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to enable it to perform its obligations hereunder and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it make such qualification necessary, except to the extent any such failure would not be reasonably expected to have a material adverse effect on the validity or enforceability of the HECM Loans or on Seller’s ability to perform its obligations under this Agreement. Seller has all requisite corporate power and corporate authority to own and operate its properties, to carry out its business as presently conducted and to enter into and discharge its obligations under this Agreement, except to the extent any such failure would not be reasonably expected to have a material adverse effect on the validity or enforceability of the HECM Loans or on Seller’s ability to perform its obligations under this Agreement.
(b)    The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party and its performance and compliance with the terms of this Agreement and the consummation by Seller of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of Seller and will not violate Seller’s articles of incorporation or bylaws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a breach of or acceleration of, any material indenture, contract, agreement or other instrument to which Seller is a party or by which Seller is bound or which may be applicable to it or result in the creation or imposition of any adverse claim upon any of the property or assets of Seller under the terms of the foregoing or violate any statute, ordinance or law or any order, rule, writ, injunction, decree or regulation of any court, governmental or regulatory authority, agency or body or other tribunal having jurisdiction over Seller or any of its properties.
(c)    This Agreement (assuming due authorization, execution and delivery by Purchaser), constitutes a valid, legal and binding obligation of Seller, enforceable against it in accordance with the terms hereof, except as the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law).
(d)    Seller is not subject to or in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which would reasonably be expected to materially and adversely affect the validity or enforceability of the HECM Loans or Seller’s ability to perform its obligations hereunder.
(e)    No litigation, proceeding or investigation is pending with respect to or, to Seller’s Actual Knowledge, is threatened against Seller which litigation, proceeding or investigation (i) would reasonably be expected to have consequences that would prohibit its entering into this Agreement, (ii) asserts the invalidity of this Agreement or seeks to prevent the consummation of the transactions contemplated hereby or (iii) would reasonably be expected to materially and adversely affect the validity or enforceability of the HECM Loans or Seller’s performance hereunder.
(f)    All actions, approvals, consents, waivers, exemptions, variances, franchises, orders, permits, authorizations, rights and licenses required to be taken, given or obtained, as the case may be, by or from any federal, state or other governmental authority or agency, that are necessary in connection with the execution and delivery by Seller of this Agreement, have been duly taken, given or obtained, as the case may be, are in full force and effect on the date hereof, are not subject to any pending proceedings or appeals (administrative, judicial or otherwise) and either the time within which any appeal therefrom may be taken or review thereof may be obtained has expired or no review thereof may be obtained or appeal therefrom taken, and are adequate to authorize the consummation of the transactions contemplated by this Agreement on the part of Seller and the performance by Seller of its obligations under this Agreement. No licenses or approvals obtained by Seller required in connection with the performance of its material obligations under this Agreement have been suspended or revoked by any court, administrative agency, arbitrator or governmental body and no proceedings are pending which might result in such suspension or revocation, except, in each case, to the extent that any such suspension or revocation would not be reasonably expected to have a material adverse effect on Purchaser or on the operations or financial condition of Seller.
(g)    Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant and obligation contained in this Agreement. There exists no law or judgment, award, order, writ, or decree of any court that would prohibit Seller from selling the HECM Loans pursuant to this Agreement.
Section 3.02    Representations and Warranties Respecting the HECM Loans.
Seller represents, warrants and covenants to Purchaser that, as of the Closing Date or such other date set forth herein, with respect to each HECM Loan (other than any REO Property) with respect to representations (a) through (dd) below and with respect to each REO Property with respect to representations (ee) through (nn), in each case subject to the limitations set forth in Section 3.03:
(a)    As of the Cut-off Date (or such other date identified therein), the information with respect to such HECM Loan set forth in the Mortgage Loan Schedule is true, correct and complete in all material respects and accurately and correctly reflects the terms of the related Mortgage and Mortgage Note and the terms of the documents contained in the Collateral File in all material respects.

(b)    Seller is the sole and lawful owner and holder of such HECM Loan and has good and marketable title thereto, free and clear of any encumbrance, security, lien, equity, pledge, claim, charge or participation interest in such HECM Loan in favor of any other Person, and has the full right and authority, subject to no interest or participation in, or agreement with any other Person to sell or otherwise transfer such HECM Loan to such Person, to sell, assign and transfer such HECM Loan to Purchaser pursuant to this Agreement. Upon the conveyance of such HECM Loan by Seller to Purchaser, Purchaser will be the sole and lawful owner and holder of such HECM Loan and will have good and marketable title thereto, free and clear of any encumbrance, security, lien, equity, pledge, claim or participation interest in such HECM Loan in favor of any other Person.
(c)    Each HECM Loan was underwritten in accordance with all FHA Regulations applicable to reverse mortgages and is insured by HUD/FHA. Each FHA Insurance policy pertaining to a HECM Loan is in full force and effect and all prior transfers, if any, of the HECM Loan has been, and the transactions herein contemplated are, in compliance with all applicable FHA Regulations. No HECM Loan is subject to any defect that could diminish or impair the FHA insurance and no circumstances exist with respect to the HECM Loans that could permit the FHA to deny coverage, in whole or in part, under the related FHA insurance. The related FHA policy calls for the assignment of the HECM Loan to HUD as opposed to the co-insurance option. The entire amount of the insurance premium due on or before the Closing Date has been paid to the FHA and no portion is shared by Seller or, if the monthly premium option has been chosen for such HECM Loan, all such premiums due on or before the Closing Date have been duly and timely paid.
(d)    There is no valid offset, defense or counterclaim to any Mortgage Note, nor will the operation of any of the terms of any Mortgage Note and the related Mortgage, or the exercise of any right thereunder, render such Mortgage Note or the related Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect to any Mortgage or Mortgage Note.
(e)    Each Mortgage Note and the related Mortgage are genuine, and each is the legal, valid and binding obligation of the related Mortgagor enforceable against such Mortgagor by the mortgagee in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally. Each Mortgage Note and Mortgage have been duly and validly executed by such parties.
(f)    Except as set forth on Schedule III to the Pricing Side Letter, to Seller’s Actual Knowledge, no HECM Loan is a mortgage loan with respect to which the related Mortgaged Property is damaged by fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty (and which physical damage (A) is not covered in full by a hazard or flood insurance policy (or other similar insurance policy) for such Mortgaged Property as determined by Seller in good faith and (B) could adversely affect (i) the value or marketability of such mortgage loan or Mortgaged Property, (ii) the eligibility of the related HECM Loan for FHA Insurance, or (iii) the full principal recovery of the insurance or guaranty benefits under the applicable federal insurance or the conveyance of the related Mortgaged Property in accordance with the HUD HECM Guidelines).
(g)    The servicing and collection practices used by Seller, and, to Seller’s Actual Knowledge, any prior originator or servicer since origination with respect to each Mortgage Note and Mortgage, have complied with all Applicable Requirements in all material respects.
(h)    To Seller’s Actual Knowledge, there is no proceeding pending for the total or partial condemnation of, or eminent domain with respect to, any Mortgaged Property.
(i)    Each Mortgage has not been satisfied, cancelled, rescinded or subordinated, in whole or, except as permitted under the applicable HUD HECM Guidelines, in part, and the related Mortgaged Property has not been released from the lien of the related Mortgage, in whole or in part, nor has any instrument been executed that would result in any such release, cancellation, subordination or rescission.
(j)    The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the enforcement of the lien against the related Mortgaged Property. Upon default by a Mortgagor on a HECM Loan and foreclosure on, or trustee’s sale of, the related Mortgaged Property pursuant to the proper procedures, the holder of the HECM Loan will be able to deliver good and marketable title to such Mortgaged Property. There is no homestead or other exemption available to a Mortgagor that would interfere with the right to sell the related Mortgaged Property at a trustee’s sale or the right to foreclose on the Mortgage. The Mortgage contains an enforceable provision, to the extent not prohibited by federal, state or other law as of the date of such Mortgage, for the acceleration of the payment of the outstanding principal balance of the HECM Loan upon the occurrence of a maturity event thereunder.
(k)    To Seller’s Actual Knowledge, all improvements subject to a Mortgage that were considered in determining the appraised value of the related Mortgaged Property lie wholly within the boundaries and building restriction lines of such Mortgaged Property (and wholly within the related project, with respect to a condominium unit) and no improvements on adjoining properties encroach upon the related Mortgaged Property except those that are insured against by title insurance.
(l)    Each HECM Loan is covered by an ALTA mortgagee title insurance policy or other generally acceptable form of policy or insurance acceptable to the FHA, issued by a title insurer acceptable to the FHA and qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring Seller and its successors and assigns, as to the first priority lien of the related Mortgage in the original principal amount of the related HECM Loan, subject only to (i) the lien of current real property taxes and assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the related HECM Loan and (a) referred to or to otherwise considered in the appraisal made for the originator of the related HECM Loan or (b) which do not adversely affect the updated appraised value of the Mortgaged Property set forth in such appraisal, and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage. Such lender’s title insurance policy affirmatively insures ingress and egress and insures against encroachment by or upon the related Mortgaged Property or any interest therein. No claims have been made under any such lender’s title insurance policy and no prior holder of the related Mortgage, including Seller, has done, by act or omission, anything that would impair the coverage of any such lender’s title insurance policy.
(m)    All taxes, governmental assessments and insurance premiums that previously became due and owing with respect to the related Mortgage, Mortgage Note and Mortgaged Property have been paid.
(n)    The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered, extended, deferred or modified in any respect from the date of origination, except in accordance with the HUD HECM Guidelines and applicable law and as included in the Collateral File, Credit File or Servicing File. The terms of any waiver, alteration or modification are reflected in the Mortgage Loan Schedule and have been approved by the FHA and the title insurer, to the extent required thereby.
(o)    Each Mortgage is a valid, subsisting and enforceable first lien on the related Mortgaged Property securing the related Mortgage Note’s original principal balance, free and clear of all encumbrances and liens having priority over the lien of the Mortgage except for (A) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (B) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording that are acceptable to mortgage lending institutions generally in the area in which the Mortgaged Property is located and either (i) are referred to or otherwise considered in the appraisal made for the originator of the related HECM Loan or (ii) do not adversely affect the updated appraised value of the related Mortgaged Property as set forth in such appraisal, and (C) other matters to which like properties are commonly subject that, in each case, do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the related Mortgage.
(p)    To Seller’s Actual Knowledge, no violation of any environmental law, rule or regulation exists or existed with respect to any Mortgaged Property, and Seller has no reasonable grounds to suspect the presence of any toxic materials or other environmental hazards on, in or that could affect any Mortgaged Property (other than those substances commonly used in connection with home maintenance and repair and which have not been misused). Neither Seller nor, to Seller’s Actual Knowledge, the related Mortgagor has received any notice of any violation or potential violation of any such law, rule or regulation.
(q)    The Advances that are taken into account for purposes of calculating the Purchase Price (i) are valid and subsisting amounts owing to Seller, (ii) are documented and supported on a loan level basis, (iii) are carried on the books of Seller at values determined in accordance with generally accepted accounting principles and (iv) are not subject to any set-offs or claims of the Mortgagor arising from acts or omissions of Seller that could be asserted against Purchaser.

(r)    Each HECM Loan (i) provides that any Principal Advance increases the outstanding principal balance of related HECM Loan and is secured by an interest in the same Mortgaged Property as the related HECM Loan, (ii) provides for a principal limit in accordance with the HUD HECM Guidelines, (iii) contains provisions that do not permit recourse against the Mortgagor, (iv) provides that all payments due under the HECM Loan are due only upon the final maturity date of such HECM Loan, and (v) has a final maturity date based on events in accordance with the HUD HECM Guidelines.
(s)    Each HECM Loan provides for a servicing fee within the limits prescribed by the HUD HECM Guidelines.
(t)    No HECM Loan allows for the related Mortgagor to share in any appreciation of the value of the related Mortgaged Property.
(u)    No HECM Loan is (A) subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or (B) in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the penalties provided for in such Executive Order or the OFAC Regulations, is the subject of any sanctions administered by OFAC, or listed as a “blocked person” for purposes of the OFAC Regulations.
(v)    To Seller’s Actual Knowledge, other than any claim or counterclaim arising out of any foreclosure or collection proceeding relating to such HECM Loan, there is no litigation, proceeding or governmental investigation pending, or any order, injunction or decree outstanding, existing or relating to such HECM Loan or the related Mortgaged Property.
(w)    In the event the related Mortgage constitutes a deed of trust, a trustee, duly qualified to serve as such, has been properly designated and currently so serves. No fees or expenses are or will become payable by Seller to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the related Mortgagor.
(x)    There are no defaults by Seller in complying with the terms of the related Mortgage.
(y)    To Seller’s Actual Knowledge, no fraud has taken place on the part of any Person in connection with the origination of any HECM Loan, the determination of the value of any Mortgaged Property related to a HECM Loan, or the sale or servicing of any HECM Loan where such fraud has affected the enforceability of the FHA Insurance prior to the Closing Date.
(z)    No HECM Loan is the subject of an indemnification agreement with HUD with respect to any origination or other defect relating to any such HECM Loan.
(aa)    For each HECM Loan with respect to which the related Mortgaged Property is secured by Mortgaged Properties located in zip codes identified by the Federal Emergency Management Agency as affected by any natural disaster and declared for individual assistance, a post-disaster inspection has been completed and the results thereof provided to the Purchaser.

(bb)    All Principal Advances and Advances made on or prior to the Cut-off Date have been made in a timely fashion and in accordance with the terms of the Mortgage Note and the provisions of the FHA Regulations. All costs, fees and expenses incurred in the making, closing or recording of the HECM Loan have been paid and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.
(cc)    The Servicing File, Credit File and Collateral File complies with all Applicable Requirements in all material respects.
(dd)    No HECM Loan is a loan that, under the Home Ownership and Equity Protection Act of 1994 or any other applicable state, federal or local law in effect at the time of origination of such loan, is referred to as a “high cost,” “covered” loan, “high risk home” or “predatory” loan.
(ee)    As of the Cut-off Date, the information with respect to each REO Property set forth in the Mortgage Loan Schedule is true, correct and complete in all material respects.
(ff)    To the extent an REO Property has not been liquidated prior to the Closing Date, Seller is the sole and lawful owner of each REO Property, has good and marketable title thereto, free and clear of any lien and has the full right and authority to sell, assign and transfer such REO Property to Purchaser, subject to no interest or participation in, or agreement with any other Person to sell or otherwise transfer such REO Property to such Person. Upon the conveyance of each REO Property by Seller to Purchaser, Purchaser will be the sole and lawful owner and holder of such REO Property and will have good and marketable title thereto, free and clear of any encumbrance, security, lien, equity, pledge, claim or participation interest in such REO Property in favor of any other Person.
(gg)    Each Related Mortgage Loan is fully insurable by the FHA, which insurance is in full force and effect and, except to the extent such FHA insurance is no longer valid because the Related Mortgage Loan is subject to an appraisal based claim that has been paid in full by HUD prior to the Closing Date, as of the Closing Date, and all prior transfers, if any, of such Related Mortgage Loan have been, and the transactions herein contemplated are, in compliance with all applicable HUD HECM Guidelines. No Related Mortgage Loan is subject to any defect that could diminish or impair the FHA insurance and no circumstances exist with respect to the Related Mortgage Loans that could permit the FHA to deny coverage, in whole or in part, under the related FHA insurance. The related FHA insurance policy calls for the assignment of the Related Mortgage Loan to HUD as opposed to the co-insurance option. The entire amount of all insurance premiums due on or before the Closing Date has been duly and timely paid to the FHA and no portion is shared by Seller.
(hh)    To Seller’s Actual Knowledge, no REO Property has suffered damages due to fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty (and which physical damage (A) is not covered in full by a hazard or flood insurance (or other similar insurance policy) for such REO Property as determined by Seller in good faith and (B) could adversely affect (i) the value or marketability of such REO Property, (ii) the eligibility of the Related Mortgage Loan for the FHA Insurance, or (iii) the full principal recovery of the insurance or guaranty benefits under the applicable federal insurance or the conveyance of the related REO Property in accordance with the applicable HUD HECM Guidelines).
(ii)    The servicing and collection practices used by Seller and each subservicer, and, to the best of Seller’s knowledge, any prior originator or servicer since origination with respect to each Related Mortgage Loan have complied with applicable state and federal law, the HUD HECM Guidelines and the documents relating to the Related Mortgage Loan.
(jj)    To Seller’s Actual Knowledge, there is no proceeding pending for the total or partial condemnation of, or eminent domain with respect to, any REO Property.
(kk)    To Seller’s Actual Knowledge, all improvements that were considered in determining the appraised value of the REO Property lie wholly within the boundaries and building restriction lines of such REO Property (and wholly within the related project, with respect to a condominium unit) and no improvements on adjoining properties encroach upon the REO Property except those that are insured against by title insurance.
(ll)    All taxes, governmental assessments, insurance premiums and water, sewer and municipal charges that previously became due and owing with respect to the REO Property have been paid.
(mm)    To Seller’s Actual Knowledge, no violation of any environmental law, rule or regulation exists or existed with respect to any REO Property, and Seller has no reasonable grounds to suspect the presence of any toxic materials or other environmental hazards on, in or that could affect any REO Property. Seller has not received any notice of any violation or potential violation of any such law, rule or regulation.
(nn)    For each REO Property that is a located in zip codes identified by the Federal Emergency Management Agency as affected by any natural disaster and declared for individual assistance, either (A) a post-disaster inspection has been completed and the results thereof provided to Purchaser as of the date hereof or (B) a post disaster inspection will be completed and the results thereof provided to Purchaser by July 16, 2018.
With respect to the representations and warranties contained above that are made to Seller’s Actual Knowledge or as to which the Seller has no knowledge, if it is discovered that the substance of any such representation and warranty is inaccurate and the inaccuracy materially and adversely affects the interests of the Purchaser in such Mortgage Loan, then notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty being inaccurate at the time the representation and warranty was made, such inaccuracy shall be deemed a breach of the applicable representation and warranty.
Section 3.03    Disclaimer of Representations and Warranties Expressed Herein.
Except as expressly provided in Section 3.01 and in Section 3.02, no representation or warranty, whether express or implied, is being made in this Agreement or otherwise by Seller or its agents or representatives with respect to the HECM Loans. Purchaser acknowledges that Seller is providing the representations and warranties in Section 3.02 solely for purposes of establishing the basis on which claims for repurchase or indemnification may be brought under this Agreement resulting from or arising out any breach of any such representations and warranties by Seller with respect to particular HECM Loans, irrespective of whether Seller knows or should know of such breach and without disclosure of any knowledge. Purchaser and Seller further acknowledge that some or all of the representations and warranties in Section 3.02 may be untrue with respect to particular HECM Loans and that Purchaser and/or Seller may have knowledge of facts rendering some of such representations and warranties untrue with respect to particular HECM Loans. In no event shall a breach of any of Seller’s representations and warranties under Section 3.02, or Seller’s knowledge or lack of disclosure thereof, be used as evidence of or be deemed to constitute bad faith, misconduct, misrepresentation or fraud by Seller, nor shall Purchaser’s knowledge of any such breach or lack of disclosure by Seller limit in any way Purchaser’s rights to seek repurchase or indemnification remedies under this Agreement.
Section 3.04    Remedies for Breach of Representations and Warranties.
(a)    Survival Period. Except with respect to a breach of Section 3.02(g) for which the claim is based on Curtailment Losses (which are addressed in Section 3.04(g)), the representations and warranties set forth in Section 3.01 and Section 3.02 shall survive the sale of the HECM Loans to Purchaser for a period of three (3) years following the Closing Date (the “Survival Period”). All such representations and warranties shall inure to the benefit of Purchaser during the Survival Period.
(b)    Notice of Breach; Cure.
(i)    In the event that Purchaser discovers that a breach of any of the representations and warranties set forth in Section 3.01 or Section 3.02 has occurred and such breach materially and adversely affects the value of one or more of the related HECM Loans or the interest of Purchaser therein (a “Seller Breach”), Purchaser shall provide prompt written notice to Seller accompanied by (i) the identity of the affected HECM Loan with respect to which the Seller Breach is alleged to have occurred and (ii) sufficient documentation to enable Seller to determine the validity of Purchaser’s request of it to repurchase the affected HECM Loan, including reasonably detailed information of the material adverse effect on the value of the HECM Loan to which such claimed Seller Breach relates. For the avoidance of doubt, any breach of the representations and warranties in the first sentence of Section 3.02(bb) will not be deemed to materially and adversely affect the value of the HECM Loan if, and only if, Seller made such Advances in accordance with accepted servicing practices applicable to home equity conversion loans.
(ii)    Within ninety (90) days from receipt of written notice to Seller of a Seller Breach (the “Cure Period”), Seller shall use its commercially reasonable efforts to cure such breach in all material respects; provided, however that if Seller is diligently pursuing cure efforts with respect to any such breach upon expiration of such ninety (90) day period, but Seller is unable to cure such breach solely due to a delay caused by any recorder’s office with respect to trailing loan documents, the Cure Period shall be extended for an additional thirty (30) days to allow Seller to continue to cure such breach in all material respects. If any such Seller Breach cannot be cured by the expiration of the applicable Cure Period, Seller shall, at its option, either (i) indemnify Purchaser for any Losses resulting from the breach of the representation or warranty related to such HECM

Loan or (ii) repurchase such HECM Loan, at the Repurchase Price; provided, however that in no event shall Seller have any obligation pursuant to this Section to repurchase any HECM Loan sold to Purchaser or provide any indemnification in respect of any breaches of representations or warranties set forth in Section 3.01 and Section 3.02 if (A) Seller does not receive written notice of the related Seller Breach during the Survival Period, (B) the Seller Breach arises out of or results solely from any act or omission of Purchaser (other than any act or omission of Seller as servicer) from and after the Closing Date or (C) the claim relates solely to Curtailment Losses (which are addressed in Section 3.04(g)).
(c)    Causes of Action. Any cause of action against Seller relating to or arising out of the breach of any representations and warranties made in Section 3.01 shall accrue as to any HECM Loan upon the earlier of (i) discovery of such breach by Purchaser and Seller’s receipt of notice thereof as required under Section 3.04(b) above, (ii) failure by Seller to cure such breach or repurchase (or at its option, to indemnify for) such HECM Loan as specified above, and (iii) demand upon Seller by Purchaser for compliance with the relevant provisions of this Agreement.
(d)    Assignment to Seller. Any repurchase of a HECM Loan pursuant to Section 3.04(b) shall be accomplished by wire transfer in the amount of the Repurchase Price of immediately available funds on the repurchase date to an account designated by Purchaser. Upon a repurchase of a HECM Loan pursuant to Section 3.04(b), (i) the Mortgage Loan Schedule shall be deemed amended to reflect the withdrawal of the repurchased HECM Loan from this Agreement, (ii) Purchaser shall deliver the Servicing File, Credit File and Collateral File relating to such repurchased HECM Loan to Seller and (iii) Purchaser shall execute and deliver such instruments of transfer or assignment as shall be prepared by, and delivered to it by, Seller and necessary to vest in Seller good, clean and marketable title to such repurchased HECM Loan on a servicing-released basis.
(e)    Sole Remedies. Purchaser acknowledges and agrees that the obligations of Seller set forth in Section 3.04(b) to cure, repurchase or indemnify Purchaser for any Seller Breach constitute the sole and exclusive remedies of Purchaser with respect to any breach of any representation or warranty of Seller set forth in Section 3.02.
(f)    Conditions to Repurchase. Notwithstanding any other provision of this Agreement, Seller shall not be required to repurchase any HECM Loan until the Purchaser is able to deliver free and clear title (other than any liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests in existence as of the Closing Date or liens that are subordinate to the interest of Purchaser or liens caused by the failure of Reverse Mortgage Solutions, Inc., as subservicer, to perform its obligations under the Subservicing Agreement) to the HECM Loan to Seller.
(g)    Indemnification for Curtailment Losses. Seller shall indemnify Purchaser for any Curtailment Losses; provided, that Purchaser shall provide written notice to Seller of such breach and the amount of related Curtailment Losses actually incurred, accompanied by the identity of the affected HECM Loan and sufficient documentation to enable Seller to determine the validity of Purchaser’s request for indemnification (solely for illustrative purposes, a notice from an Agency that details such curtailment shall constitute sufficient documentation, but not the only type of sufficient documentation), Purchaser’s determination as to the amount of Curtailment Losses incurred and the basis for the Curtailment Event giving rise to such Curtailment Losses. For the avoidance of doubt, Purchaser shall not be entitled to duplicative recovery or remedies of (i) indemnification for Losses or repurchase pursuant to Section 3.04(b) and (ii) indemnification for Curtailment Losses pursuant to this Section 3.04(g) with respect to any breach of a representation or warranty under Section 3.02 that arises out of or results from the same or materially similar events or circumstances.
(h)    Curtailment Holdback.
(i)    From and after the Closing Date, Purchaser shall retain the Curtailment Holdback, which shall be available to Purchaser as the initial source of funds to cover Curtailment Losses actually incurred by Purchaser in respect of each applicable HECM Loan listed on the Curtailment Schedule. For the avoidance of doubt, the Curtailment Holdback shall not be available as a source of funds with respect to any other losses pertaining to such HECM Loans or Curtailment Losses incurred in respect of HECM Loans that are not listed on the Curtailment Schedule.
(ii)    In the event that Purchaser actually incurs Curtailment Losses with respect to a HECM Loan listed on the Curtailment Schedule, upon resolution of the FHA Insurance claim, other disposition of the Mortgaged Property pertaining to such HECM Loan or the related Mortgagor’s event of default is cured, (i) Purchaser shall retain all or a portion of the Curtailment Holdback reflected on the Curtailment Schedule as attributable to such HECM Loan equal to the actual Curtailment Losses incurred by Purchaser related to such HECM Loan and (ii) all residual funds from the Curtailment Holdback amount related to such HECM Loan as reflected on the Curtailment Schedule, if any, shall be promptly remitted by Purchaser to Seller.
(iii)    In the event that the related portion of the Curtailment Holdback is insufficient to satisfy any Curtailment Losses actually incurred by Purchaser with respect to a HECM Loan listed on the Curtailment Schedule, and in respect of Curtailment Losses incurred by Purchaser in connection with any HECM Loan that is not listed on the Curtailment Schedule, Purchaser may bring a claim for indemnification pursuant to Section 3.04(g).
(iv)    From the Closing Date until such time all amounts representing the Curtailment Holdback have either been retained by Purchaser or remitted to Seller in accordance with this Section 3.04(h), Purchaser shall maintain true and accurate accounting records of the current Curtailment Holdback balance and any funds retained by Purchaser or remitted to Seller and the reasons for any such actions, including a detailed account of the Curtailment Losses related to any such HECM Loans. Purchaser shall provide a copy of such records to Seller on a monthly basis.
Section 3.05    Representations, Warranties and Covenants Respecting Purchaser.
Purchaser represents, warrants and covenants to Seller that, as of the Closing Date:

(a)    Organization and Standing. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each of the states where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by Purchaser and to acquire and hold the HECM Loans.
(b)    Due Authority. Purchaser has the full corporate power and authority to (i) perform, and to enter into and consummate, all transactions contemplated by this Agreement and (ii) purchase and hold each HECM Loan; the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized.
(c)    No Conflict. Neither the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of its governing documents or result in a material breach of any legal restriction by which Purchaser is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which Purchaser is subject.
(d)    No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Purchaser of this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order has been obtained prior to the Closing Date.
(e)    Due Diligence. Purchaser has conducted such due diligence review and analysis, or had the opportunity to conduct such due diligence review and analysis, of Seller, the HECM Loans, the Collateral Documents, any Credit Files and all other related information, together with such records as are generally available to the public from local, county, state and federal authorities, record-keeping offices and courts (including, without limitation, any bankruptcy courts in which any Mortgagors, guarantor or surety, if any, may be subject to any pending bankruptcy proceedings), as necessary, proper or appropriate in order to make a complete and fully informed decision with respect to the purchase and acquisition of the HECM Loans.
(f)    Economic Risk. Purchaser acknowledges, understands and agrees that the acquisition of the HECM Loans involve a high degree of risk, including the risk that the HECM Loans may have limited or no liquidity, that the HECM Loans are being sold with limited representations and warranties that survive for a limited time period following the Closing Date, and that the HECM Loans are suitable only for Persons of substantial financial means who have no need for liquidity and who can hold the HECM Loans indefinitely or bear the partial or entire loss of value.
(g)    Non-performing HECM Loans. Purchaser acknowledges that all or substantially all of the HECM Loans are or have been non-performing on their original and/or modified terms.

(h)    MERS. Purchaser, or its designee, is registered and in good standing with MERS.
(i)    No Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser that would become an obligation of Seller on or after the Closing Date.
(j)    Ability to Perform. Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant and obligation contained in this Agreement. There exists no law or judgment, award, order, writ, or decree of any court that would prohibit Purchaser from acquiring or holding the HECM Loans pursuant to this Agreement.
(k)    Sophisticated Purchaser. Purchaser is a sophisticated investor (as that term is used in regulations promulgated under The Securities Act of 1933, as amended) who could withstand the loss of the HECM Loans.
(l)    Decision to Purchase. Purchaser’s bid and decision to purchase the HECM Loans is based upon its own comprehensive review and independent expert evaluation and analysis of the HECM Loans. Purchaser has made such independent investigation as Purchaser deems to be warranted into the nature, title, attachment, perfection, priority, validity, enforceability, collectability, and value of the HECM Loans, the title, condition and value of any collateral securing the HECM Loans, the market conditions and other characteristics of the places where any such collateral is located, and all other facts it deems material to the purchase of the HECM Loans.
(m)    No Reliance. In entering into this Agreement, Purchaser has not relied upon any oral information from Seller or any of its employees, agents, attorneys or representatives, other than the limited representations and warranties of Seller contained herein. Purchaser acknowledges that no employee, agent, attorney or representative of Seller has been authorized to make, and that Purchaser has not relied upon, any statements, representations or warranties other than those specifically contained in this Agreement.
(n)    Substitution of Purchaser as Claimant with respect to Bankruptcy Proceedings. Purchaser agrees that with respect to each HECM Loan subject to this Agreement, if the related borrower is a debtor in a case under the United States Bankruptcy Code of 1986, as amended (11 U.S.C. § 101, et seq.) as of the Closing Date and a proof of claim has been filed by or on behalf of Seller, Purchaser, at its sole cost and expense, shall substitute itself for Seller, or any entity that filed such claim on behalf of Seller, as the claimant against such Mortgagor within thirty (30) days of the Closing Date.
(o)    Use of Seller’s Name. Purchaser covenants and agrees that it shall not (i) misrepresent, mislead, deceive, or otherwise fail to adequately disclose to any particular Mortgagor or guarantor the identity of Purchaser as the owner of the HECM Loan or (ii) use Seller’s name or its servicer’s name or hold itself out as an agent or representative of Seller. Seller shall have the right to seek the entry of an order by a court of competent jurisdiction enjoining any violation hereof.

(p)    Mortgagor Contact. Purchaser shall not initiate any contact with any Mortgagor related to any HECM Loan; provided, that Purchaser may contact a Mortgagor related to a HECM Loan to send written notice of the change in ownership of such HECM Loan from Seller to Purchaser (for the avoidance of doubt, such notices shall include any Section 404 Notice) unless Seller undertakes such obligation pursuant to the Subservicing Agreement, and as otherwise required by applicable law.
(q)    Loss Mitigation. Purchaser shall accept any pending Loss Mitigation requests and offers related to the HECM Loans and shall honor all Loss Mitigation agreements entered into by Seller to the extent in accordance with Applicable Requirements, and make any related required filings with governmental authorities and the Agencies.
(r)    Section 404 Notices. Purchaser shall be responsible for the delivery of Section 404 Notices to the applicable Mortgagors in accordance with applicable law.
Section 3.06    Indemnification.
Purchaser shall indemnify and defend Seller and hold Seller harmless against any Losses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from a breach of Purchaser’s representations, warranties and covenants contained in Section 3.05. Seller shall indemnify and defend Purchaser and hold Purchaser harmless against any Losses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from any non-fulfillment of any covenant or other obligation of Seller contained in this Agreement.
Section 3.07    Third Party Claims.
(a)    Seller and Purchaser shall immediately notify the other if a claim is made upon such party by a third party with respect to this Agreement or the HECM Loans (a “Third Party Claim”).
(b)    In the event of any such Third Party Claim made in respect of which Purchaser or Seller may have contractual damage claims against the other or be entitled to indemnification from the other, the party against whom such damages may be sought or who owes such indemnification obligation shall have the right, if it chooses, to control, assume the defense of, negotiate or settle any such claim and pay all expenses in connection therewith, including reasonable attorneys’ fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or such other party in respect of such claim; provided, that the party provided such a defense for a Third Party Claim may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding.
(c)    The party that has control over any proceeding relating to a Third Party Claim shall not settle such proceeding without the consent of any other interested party hereto, which consent shall not be unreasonably withheld, conditioned or delayed, unless the terms of any settlement or compromise provide for (i) no relief other than the payment of monetary damages for which the other interested party has received a written commitment for repayment of such monetary damages from the party that has control of the Third Party Claim and (ii) a full and unconditional release of the other interested party for all liability in respect of such claim or litigation; provided, further, that if a settlement is not consented to by such other interested party, that party shall be liable in the event and to the extent that a subsequent settlement or other resolution causes the party with the control of the proceeding to incur a greater liability than that provided for in the proposed settlement that did not receive the consent required hereunder.
Section 3.08    HMDA Reporting.
Within thirty (30) days of the Closing Date, for every HECM Loan purchased pursuant to this Agreement, Seller shall provide Purchaser with the data requested by Purchaser so that Purchaser may accurately and timely record, perform quality control and report such data in compliance with the federal Home Mortgage Disclosure Act of 1975, 12 USC § 2801 et. seq. (HMDA), as implemented by Regulation C, 12 C.F.R. Part 1003 (Regulation C) and further interpreted by the Consumer Financial Protection Bureau's guidance, as may be amended. Seller's obligation shall include delivery to Purchaser of the data elements that comply with the regulatory mandated format, as well as any other data that Purchaser may request to correct any data accuracy errors, conduct quality control, which are necessary to confirm the accuracy of the data provided to Purchaser.
ARTICLE IV

LITIGATION CLAIMS AGAINST SELLER; ADVANCE FACILITIES
Section 4.01    Litigation Claims Against Seller.
(a)    Notwithstanding anything to the contrary in this Agreement, should Seller become, or continue to be, a party to any claim, action, proceeding, investigation, or inquiry relating to the HECM Loans, Purchaser shall provide Seller any and all applicable documentation or data reasonably available to Purchaser regarding such HECM Loans as may be requested by Seller to defend such claim, action or proceeding.
(b)    For Contested Litigation, Seller reserves the right, in its sole discretion and at its sole cost, to retain a law firm of its choice and to manage the defense for some or all of the defendants while Purchaser will cooperate with Seller and its counsel on taking any needed steps to resolve the litigation. For all such HECM Loans in Contested Litigation, Seller and Purchaser recognize that they are jointly working together and that they are both necessary parties to share information related to such litigation and that, as such, information and the results thereof shared between the two shall not be considered a waiver of any attorney-client privilege, work product doctrine or any other applicable principle of protecting information from disclosure. This provision should be interpreted to create a joint defense agreement between the parties hereto which may be further formalized with an addendum to that effect between them at a later date.
(c)    If any HECM Loan becomes subject to a Contested Litigation, Purchaser covenants not to contact any form of media (including posting on any social media or public disclosure source) or to contact any state Attorney General, the Office of the Comptroller of Currency, the Federal Reserve Board, the Consumer Financial Protection Bureau or any other state or federal regulatory authorities on any HECM Loan involving allegations against Seller or its affiliates or an origination or servicing activity, omission or event that occurred prior to the Closing Date. Purchaser further agrees that, unless obligated by law, it will not respond to any inquiry from the media or a governmental entity relating to any HECM Loan involving allegations against Seller or its affiliates or an origination or servicing activity, omission or event that occurred prior to the Closing Date, and shall promptly (and before responding) forward the inquiry to Seller. This specific paragraph shall not prohibit Purchaser from responding to inquiries and requests for information from its regulators and Purchaser shall not be required to notify Seller of any such inquiry or request unless such inquiry or request targets the HECM Loans, Seller or Seller’s affiliates.
ARTICLE V

MISCELLANEOUS
Section 5.01    Notices
All demands, notices and communications required to be provided hereunder shall be in writing (including electronic mail) and shall be deemed to have been duly given if mailed, by registered or certified mail, postage prepaid, and return receipt requested, or, if by other means (including electronic mail), when received by the other party at the address as follows:
(a)    If to Purchaser:
Reverse Mortgage Funding LLC
1544 Broad Street
Bloomfield, NJ 07003
Attention: Legal Department
Email: rjensen@reversefunding.com
(b)    If to Seller:

Reverse Mortgage Solutions, Inc.
14405 Walters Road, Suite 200
Houston, TX 77014
Attention: President
Email: Jeff.baker@rmsnav.com

With a copy to:

Reverse Mortgage Solutions, Inc.
14405 Walters Road, Suite 200
Houston, TX 77014
Attention: General Counsel
Email: Alan.clark@rmsnav.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).
Section 5.02    Sale Treatment
It is the express intention of the parties that the transactions contemplated by this Agreement be, and be construed as, a sale of the HECM Loans by Seller and not a pledge of the HECM Loans by Seller to Purchaser to secure a debt or other obligation of Seller. Further, the transactions contemplated by this Agreement are not intended in any way to constitute the sale of a “security” or “securities” within the meaning of any applicable securities laws, and none of the representations, warranties or agreements of Seller or Purchaser shall create any inference that the transactions involve any “security” or “securities.” Consequently, the sale of each HECM Loan shall be reflected as a sale on Seller’s and Purchaser’s business records, tax returns and financial statements. Accordingly, Seller and Purchaser shall each treat the transaction for federal income tax purposes as a sale by Seller, and a purchase by Purchaser, of the HECM Loans.
Section 5.03    Exhibits
The Exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.
Section 5.04    General Interpretive Principles
For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)
the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)	accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)
references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other Subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)
reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)	the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(f)	the term “include” or “including” shall mean without limitation by reason of enumeration; and

(g)	reference to this Agreement or any other document referenced herein shall include all exhibits, schedules or other supplements thereto.
Section 5.05    Reproduction of Documents
This Agreement and all documents relating thereto, including (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
Section 5.06    Further Assurances
The parties shall execute and deliver to each other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.
Section 5.07    Assignment of HECM Loans by Purchaser; Securitization Cooperation.
(a)    Purchaser may, except as otherwise provided by this Agreement, sell and transfer one or more of the HECM Loans to three (3) or fewer transferees in connection with either a Securitization Transaction or Whole Loan Transfer; provided, however, that such sale or transfer shall be affected through any assignment of this Agreement and any related transferee will be deemed to be the “Purchaser” hereunder; provided, further that Purchaser may sell and transfer one or more of the HECM Loans to additional transferees in connection with either a Securitization Transaction or Whole Loan Transfer with Seller’s prior written consent, which consent shall not be unreasonably withheld. In connection with any Securitization Transaction, Seller agrees to execute an assignment, assumption and recognition agreement in connection with a securitization pursuant to which, among other things, the representations and warranties made by Purchaser herein may be assigned to the securitization trust (or trustee on its behalf). In the event that Seller acts as servicer into a Securitization Transaction, Seller will also enter into a standard indemnification agreement with Purchaser with respect to disclosures provided by Seller in any offering document prepared in connection with such Securitization Transaction that are reasonable and customary for a private label securitization. For the avoidance of doubt, Seller shall have no obligation under the indemnification agreement to provide any indemnity with respect to loan level data with respect to the Securitization Transaction.
(b)    Seller shall reasonably cooperate with Purchaser and use commercially reasonable efforts as requested by Purchaser to provide to Purchaser any information with respect to the HECM Loans (including information regarding the servicing of the HECM Loans) as is necessary or appropriate that is in the possession or control of Seller and which can be produced without undue burden on Seller in connection with a Securitization Transaction or Whole Loan Transfer. Purchaser shall give Seller not less than thirty (30) days prior written notice of any request for servicing information (which notice shall describe in reasonable detail the terms and nature of the servicing information that Purchaser requests Seller to provide). Purchaser shall reimburse Seller for any out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by Seller in connection with such request. Seller acknowledges (a) that in connection with such a Securitization Transaction or Whole Loan Transfer, Purchaser has the right to engage a master servicer or trustee to determine the allocation of payments to and make remittances to the noteholders or certificateholders, and (b) that its fees and benefits, the collection procedures, and the deposit of such collections, shall be subject to any such securitization and shall be governed by the terms of the related securitization or whole loan sale documents. Notwithstanding the foregoing, Seller will not be obligated to provide to Purchaser any originator disclosure, servicer disclosure, or static pool information, as is contemplated by Regulation AB (Subpart 229.1100-Asset Backed Securities, 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time) or any other similar disclosures that may be requested in connection with a Securitization Transaction or subsequent Whole Loan Transfer.
Section 5.08    Waiver; Amendment.
Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.
Section 5.09    Governing Law; Forum.
(a)    THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING CONFLICT OF LAWS PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL GOVERN).
(b)    EACH OF PURCHASER AND SELLER IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING

RELATING TO THIS AGREEMENT; (B) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (C) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (D) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.
Section 5.10    Waiver of Jury Trial.
THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY OTHER DOCUMENTS OR INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF THE PARTIES HERETO.
Section 5.11    Severability Clause.
Any part, provision, representation or warranty of this Agreement that is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof.
Section 5.12    Successors; No Third Party Beneficiaries.
This Agreement shall bind and inure to the benefit of and be enforceable by Seller and Purchaser and the respective permitted successors of Seller and Purchaser. Except to the extent contemplated in Section 5.07(a) above, neither party may assign any portion of this Agreement without the other party’s prior written consent. This Agreement does not and is not intended to confer any rights or remedies upon any Person other than Seller and Purchaser and the respective permitted successors of Seller and Purchaser, except as otherwise explicitly required by law.
Section 5.13    Confidentiality.
(a)    Seller and Purchaser acknowledge and agree that the terms of the Transaction Documents and any information whether oral, written or otherwise provided by one party to the other pursuant to this Agreement or the transactions contemplated herein, including the existence and terms of the Transaction Documents shall be kept confidential, shall not be divulged to any Person other than those that have a need to know such information in order to complete the transaction contemplated herein without the other parties’ consent, and shall be maintained according to applicable privacy laws except to the extent that (i) it is necessary to disclose to its affiliates and its and their legal counsel, accountants, auditors or advisors (collectively, “Representatives”), (ii) it is necessary to do so in working with tax authorities or other governmental agencies or regulatory, self-regulatory or supervisory bodies having appropriate jurisdiction or in order to comply with any applicable federal or state laws or regulations, or (iii) such information is in the public domain other than due to a breach of this Section. Each party shall be responsible for a breach of this Section by its Representatives.
(b)    Each party shall hold and use all Confidential Information, as hereinafter defined, in compliance with Subtitle A of Title V of the Gramm-Leach-Bliley Act (codified at 15 U.S.C. § 6801 et seq.), as it may be amended from time to time (the “GLB Act”), the regulations promulgated thereunder, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. (the “FCRA”) and all other applicable law. “Confidential Information” shall mean any data or information that is proprietary to the disclosing party and not generally known to the public, whether in tangible or intangible form, including the following information: inventions, trade secrets, know-how, software, databases, customer lists, all personal information about the Mortgagors that is supplied to Seller or Purchaser by or on behalf of the Mortgagors, and other customer or consumer specific data deemed to be “nonpublic personal information” under the GLB Act or the FCRA. Each party shall take all reasonable measures to ensure that the Confidential Information is not disclosed, published, released, transferred, duplicated or otherwise made available to others in contravention of the provisions of this Agreement or of the GLB Act, the regulations promulgated thereunder, the FCRA or other applicable law. If the GLB Act, the regulations promulgated thereunder, the FCRA or other applicable law now or hereafter in effect impose a higher standard of confidentiality to the Confidential Information, such standard shall prevail over the provisions of this Agreement.
(c)    Each party agrees that there is a likelihood that a disclosing party will suffer irreparable harm if the other party fails to comply with the obligations set forth in this Section 5.13 and that monetary damages may be inadequate to compensate the disclosing party for such breach. Accordingly, each party agrees that a disclosing party will, in addition to any other remedies available to it at law or in equity, be entitled to seek injunctive relief to enforce the provisions of this Section 5.13. The terms and provisions of this Section 5.13 shall survive the termination of this Agreement.
(d)    Notwithstanding anything to the contrary in this Agreement, each party may disclose another party’s Confidential Information in connection with a judicial or administrative proceeding when required to do so by applicable law, when required by applicable law or regulation (including applicable securities laws and regulations) or at the request of a regulatory authority in connection with an examination of such party or its affiliates by a regulatory authority. If any court, governmental agency, or regulatory body demands that a party disclose any information contained in the Confidential Information to the public or to a third party other than the court, governmental agency or regulatory body, the recipient of such demand may, in the absence of a protective order, disclose such information to the extent that it is advised in writing that it must do so by its legal counsel; provided that the recipient of such demand shall, unless restrained by applicable law or court order, provide written notice of such demand to the party that disclosed the Confidential Information and copies of all notice papers, orders, requests or other documents in order to allow such disclosing party to seek an appropriate protective order. The recipient of a demand described in the preceding sentence shall cooperate fully with a disclosing party seeking a protective order, at the cost and expense of the party seeking a protective order, should a disclosing party seek such an order.
Section 5.14    Entire Agreement.
The Transaction Documents and any confidentiality agreements entered into by any of the parties in connection with the HECM Loans, and the transactions contemplated under this Agreement that explicitly survive the consummation of the transactions contemplated hereunder constitute the entire understanding between the parties hereto with respect to the HECM Loans and supersede all prior or contemporaneous oral or written communications regarding same. The parties hereto understand and agree that no employee, agent or other representative of a party has any authority to bind such party with respect to any statement, representation, warranty or other expression unless said statement, representation, warranty or other expression is specifically included within the express terms of the Transaction Documents. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by all parties.
Section 5.15    Execution in Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Purchaser. Counterparts may be delivered electronically.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.
REVERSE MORTGAGE SOLUTIONS, INC.,
Seller

By:	/s/ Cheryl Collins Name: Cheryl Collins Title: SVP

S-1

REVERSE MORTGAGE FUNDING LLC,
Purchaser
By: /s/ Craig Corn
Name: Craig Corn
Title: Chief Executive Officer

S-2

EXHIBIT A
COLLATERAL DOCUMENTS
Unless otherwise agreed to by Seller and Purchaser, with respect to each HECM Loan, the Collateral Documents shall include each of the following items:

1.
Mortgage Note: The original Mortgage Note, endorsed “Pay to the order of ____________________, without recourse” and signed by an authorized officer (or a copy of the Mortgage Note along with either an applicable lost note affidavit or the related attorney bailee letter). Any such Mortgage Note must contain all necessary intervening endorsements showing a complete chain of endorsement from the originator (each such endorsement being sufficient to transfer all right, title and interest of the party so endorsing, as noteholder or assignee thereof, in and to that Mortgage Note);

2.	Mortgage: The original Mortgage or a copy of such Mortgage with evidence of recording thereon;

3.	Assignment of Mortgage: As to each HECM Loan that is not a MERS Loan, an original Assignment “in blank” or to Purchaser, signed by an authorized officer in form and substance acceptable for recording;

4.
Intervening Assignments: The originals or copies of all intervening assignments of Mortgage, if any, showing a complete chain of assignment from the originator to Seller and then from Seller to blank, with evidence of recording thereon;

5.	Security Agreements: The original of any security agreement, chattel mortgage or equivalent document executed in connection with the HECM Loan, with evidence of recording thereon;

6.
Power of Attorney: If the related Mortgage Note or Mortgage was executed pursuant to a power of attorney or other instrument that authorized or empowered such Person to sign, the original or copy of such power of attorney. In addition, original or copy of any power of attorney for any prior owner of the Mortgage Loans used in connection with any of the Collateral Documents;

7.
Title Insurance Policy: The original or copy (which may be in electronic form) of the mortgagee title insurance policy (and, with respect to REO Property, the mortgage title insurance policy for the Related Mortgage Loan);

8.
If applicable, originals of each unrecorded assumption, modification, written assurance, surety agreement, guaranty agreement or substitution agreement, and to the extent that the recordation thereof is necessary to maintain the priority of the related Mortgage lien, either an original or copy thereof with evidence of recording thereon;

9	The Home Equity Conversion Loan Agreement, with all exhibits and riders thereto; and

10.	Trust Agreement and amendments (if applicable) thereto.

Ex. A-1

11.
If a file is subject to a Bailee Letter, contact information for the related attorney bailee and indication from the bailee regarding which other documents listed in this Exhibit A are in possession of the bailee.

12.
In addition to the documents set forth above, with respect to any REO Property, the original deed, or a trustee’s, sheriff’s or referee’s deed, or a copy thereof, in each case with evidence of recording thereon, evidencing ownership of the REO Property, including copies of any certificate of foreclosure or other document customary in the jurisdiction in which the REO Property is located to evidence ownership thereof, showing transfer of ownership from the owner specified on such deed to Seller, or a copy thereof together with an officer’s certificate of Seller certifying that such is a true and correct copy of the original and that such original has been or is being submitted for recordation in the appropriate governmental recording office of the jurisdiction where the REO Property is located.

Ex. A-2

EXHIBIT B
FORM OF POWER OF ATTORNEY
After Recorded Return To:
Reverse Mortgage Solutions, Inc.
[ADDRESS]
[CITY], [STATE] [ZIP CODE]
Attn: [NAME], [TITLE]
Email: [_________]
________________________________________________________________________________
Limited Power of Attorney
TO REVERSE MORTGAGE SOLUTIONS, INC.
KNOW ALL PERSONS BY THESE PRESENTS:
THAT, [OWNER NAME], a [type of organization], located at [main address] (“Owner”), by these presents does hereby make, constitute and appoint Reverse Mortgage Solutions, Inc., a Delaware corporation, located at [ADDRESS] (“RMS”), as Owner’s true and lawful agent and attorney-in-fact, and hereby grants it authority and power to take, through its duly authorized officers and designated agents, the Actions (as such term is defined herein) in Owner’s name, place and stead. This limited power of attorney (“Limited Power of Attorney”) is given in connection with and pursuant to that certain Mortgage Loan Purchase Agreement, dated as of June 13, 2018 among RMS, and Owner, pursuant to which RMS has the duty to administer and service certain home equity conversion mortgage loans (“HECM Loans”) owned by Owner (the “Servicing Arrangement”). Each of the HECM Loans comprises a promissory note evidencing a right to payment and performance secured by a security interest or other lien on real property (“Property”) evidenced by one or more mortgages, deeds of trust, deeds to secure debt or other forms of security instruments (each, a “Security Instrument”). The assignment of a Security Instrument, as used herein, shall also include the assignment of the beneficial interest under a deed of trust.
As used above, the term “Actions” shall mean and be limited to the following acts, in each case with respect to one or another of the HECM Loans or the Property and as mandated or permitted by federal, state or local laws or other legal requirements or restrictions applicable to Owner or RMS in connection with mortgage loans serviced by RMS:

1.
Demand, sue for, recover, collect and receive each and every sum of money, debt, account and interest (which now is or hereafter shall become due and payable) belonging to or claimed by Owner in respect of the HECM Loans and Property, and to use or take any lawful means for recovery by legal process or otherwise, including but not limited to the substitution of trustee under a deed of trust, the preparation and issuance of statements of breach, notices of default, and/or notices of sale (or any other statement or notice that is now or hereafter becomes necessary or appropriate to protect or enforce Owner’s interest in the HECM Loans and Property), filing proofs of claim, motions for relief

Ex. B-1

from the automatic stay or other writings in a bankruptcy proceeding, taking deeds in lieu of foreclosure, negotiating and entering into “cash for keys” agreements, evicting and foreclosing on the Properties.

2.
Subordinate the lien of a mortgage or deed of trust (i) for the purpose of refinancing HECM Loans, where applicable, or (ii) to an easement in favor of a public utility company or a government agency or unit with powers of eminent domain, including but not limited to the execution of partial satisfactions and releases and partial reconveyances reasonably required for such purpose, and the execution or requests to the trustees to accomplish the same.

3.	Execute and/or file such documents and take such action as is proper and necessary to defend Owner in litigation and to resolve any litigation where RMS has an obligation to defend Owner.

4.
Transact business of any kind regarding the HECM Loans, as Owner’s act and deed, to contract for, purchase, receive and take possession and evidence of title in and to the Property and/or to secure payment of a promissory note or performance of any obligation or agreement relating thereto.

5.
Execute, complete, indorse or file bonds, notes, Security Instruments and other contracts, agreements and instruments regarding the borrowers and/or the Property, including but not limited to the execution of releases, satisfactions, reconveyances, assignments, loan modification agreements, loan assumption agreements, subordination agreements, property adjustment agreements, and other instruments pertaining to Security Instruments, bills of sale and execution of deeds and associated instruments, if any, conveying or encumbering the Property, in the interest of Owner.

6.
Correct or otherwise remedy any errors or deficiencies contained in any transfer or reconveyance documents provided or prepared by Owner or a prior transferor, including, but not limited to note indorsements.

7.	Convey the Property to the mortgage insurer, or close the title to the Property to be acquired as real estate owned, or convey title to real estate owned property (“REO Property”).

8.
Execute and deliver the following documentation with respect to the sale of REO Property acquired through a foreclosure or deed-in lieu of foreclosure, including, without limitation: listing agreements; purchase and sale agreements; grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same; escrow instructions; and any and all documents necessary to effect the transfer of REO Property.

9.	Perform all steps necessary to realize on insurance proceeds, including but not limited to insurance proceeds relating to foreclosures, short sales, deeds in lieu of foreclosure,

Ex. B-2

sale of REO Property, and the exercise of any rights of Owner under any insurance agreement.

10.	Endorse on behalf of Owner all checks, drafts and/or other negotiable instruments made payable to Owner.
With respect to the Actions, Owner gives to said attorney-in-fact full power and authority to execute such instruments and to do and perform all and every act and thing requisite, necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully, to all intents and purposes, as the undersigned might or could do, and hereby does ratify and confirm all that said attorney-in-fact shall lawfully do or cause to be done by authority hereof. Any Action taken pursuant to this Limited Power of Attorney shall be binding on Owner and Owner’s successors and assigns.
Owner represents to those dealing with such attorney-in-fact that they may rely upon this Limited Power of Attorney until they receive actual notice of termination or revocation thereof or unless an instrument of revocation has been recorded. Any and all third parties dealing with RMS as Owner’s attorney-in-fact may rely completely, unconditionally and conclusively on the authority of RMS, and need not make any inquiry about whether RMS is acting pursuant to the Servicing Arrangement. Any purchaser, title insurance company, public official or other third party may rely upon a written statement by RMS that any subject mortgage loan or real estate owned by Owner or by RMS for Owner as a result of the termination of the related HECM Loan, is subject to the authority and power conferred to RMS pursuant to the Servicing Arrangement and this Limited Power of Attorney.
[Signature Page Follows]

Ex. B-3

IN WITNESS WHEREOF, the undersigned on behalf of [Owner Name] has caused this Limited Power of Attorney to be executed as of this ___ day of _______________, 2018.
[OWNER NAME]

By:
Name:
Title:

Witness:
Name:
Title:

Witness:
Name:
Title:
STATE OF ____________    :
    :     ss.
_____________ COUNTY    :
This instrument was acknowledged before me on _________ [date] by ___________ [name of officer], _________________ [title of officer] of [Owner Name], a [type of organization], on behalf of said [type of organization]. [AMEND AS APPROPRIATE TO CREATE EFFECTIVE NOTARIZATION UNDER APPLICABLE LAW.]
_______________________________
Notary Public Name:
My commission expires:

Ex. B-4